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EXHIBIT 99.1



AUTONATION, INC. SEEKS NEW CHIEF EXECUTIVE OFFICER; HUIZENGA TO REMAIN CHAIRMAN;
               BERRARD TO REMAIN CO-CEO UNTIL SUCCESSOR IS NAMED

FORT LAUDERDALE, Fla., June 30 /PRNewswire/ -- AutoNation, Inc. (NYSE: AN) announced today that it has begun a search for a new Chief Executive Officer.

The new CEO will report to H. Wayne Huizenga, who will remain Chairman of the Board. Steven R. Berrard, who serves as Co-Chief Executive Officer along with Mr. Huizenga, will continue to lead the Company as Co-CEO until the new Chief Executive Officer is named. Mr. Berrard will remain on AutoNation's Board of Directors following the appointment of the new Chief Executive Officer.

Commenting on the decision, Mr. Huizenga said, "In less than three years, we have built AutoNation into America's largest automotive retailer, and one of the largest vehicle rental companies in the world. At the same time, we have grown revenue to nearly $20 billion, while also achieving record earnings growth.

"We have been focused primarily on acquiring many of the nation's best automotive dealerships, and on organizing them into America's most forward-looking automotive retail network. Although we continue to acquire new dealerships and to refine our network, much of that work is now behind us. Steve Berrard made this happen."

Mr. Huizenga added, "At AutoNation, Steve has accomplished what he enjoys most: building new businesses. Under his leadership, AutoNation has become the country's preeminent automotive retailer -- and it has done so in an incredibly short period of time. Today, thanks in great part to Steve, AutoNation is a company that is poised for greatness."

Mr. Huizenga added, "Looking ahead, our strategy, which remains constant, calls for redefining the customer experience. Steve and I believe that now is the time to put a new Chief Executive in place to help build shareholder value and unleash AutoNation's great potential."

Mr. Berrard commented, "Today, AutoNation is a Fortune 100 company with a great business plan, outstanding financial performance, a sound balance sheet and an excellent management team. I am proud to have led this phase of AutoNation's growth.

"Having accomplished what I set out to do at AutoNation, I am ready to take on new opportunities and to do what I enjoy most: building companies from the ground up."

Mr. Berrard said the search for a new Chief Executive Officer is already underway. He added that, once his successor is named, he will become actively involved in New River Capital Partners, his private investment firm, where he will oversee a number of investments in growth companies.

Mr. Berrard added, "I want to make it clear to shareholders and employees that I am fully committed to providing strong leadership for AutoNation during this transition period and to doing everything possible to ease the transition for my successor. We are now, and always have been, a strong team at AutoNation and this decision in no way changes that. Our focus remains building shareholder value and we will continue to do just that."

SOURCE AutoNation, Inc.
CO:  AutoNation, Inc.